SUB-ITEM 77-E   LEGAL PROCEEDINGS
LEGAL PROCEEDINGS

Since February 2004, Federated
and related entities (collectively,
 ?Federated?) have been
named as defendants in several
lawsuits, that were consolidated
 into a single action in the
United States District Court for
 the Western District of Pennsylvania,
alleging excessive advisory
fees involving one of the Federated
-sponsored mutual funds.  Without
admitting the validity of
any claim, Federated reached a final
 settlement with the Plaintiffs
in these cases in April 2011.